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                                                                     EXHIBIT 99

 TERENCE GOLDEN TO JOIN HOST MARRIOTT CORPORATION AS PRESIDENT, CHIEF EXECUTIVE
                   OFFICER AND MEMBER OF BOARD OF DIRECTORS

  WASHINGTON, D.C., Aug. 11, 1995--Host Marriott Corporation today announced that Terence C. Golden will join the company as president, chief executive officer and a member of the board of directors, effective September 1.

  Richard E. Marriott, chairman of Host Marriott Corporation said, "Terry has outstanding experience in real estate and capital markets and has the background to successfully guide our company in the years ahead. He will be an excellent addition to Host Marriott."

  Mr. Golden is chairman of Bailey Realty Corporation, a company he founded that is based in Washington, D.C. He formerly served as chief financial officer of Oliver Carr Company; administrator of the General Services Administration; Assistant Secretary of the Treasury under Donald Regan; and managing partner of Trammell Crow Residential Companies.

  "Host Marriott Corporation has a great track record and I am proud to become its president and chief executive officer," said Mr. Golden. "I am committed to keeping it the premier real estate company in the lodging industry."

  Mr. Golden earned degrees from the University of Notre Dame, The Massachusetts Institute of Technology and holds a Master's degree from the Harvard University Graduate School of Business Administration.

  Mr. Golden is a member of the Federal City Counsel and former chairman of the District of Columbia Public Education Committee. He resides in Arlington, Va. with his wife and two sons.

  Host Marriott Corporation is one of the largest owners of lodging properties in the world, owning 100 properties primarily operated under Marriott brand names. The company, which announced a plan earlier this week to divide its operations into two separate companies, also is the leading operator of airport and tollroad food, beverage and merchandise concessions, with facilities in nearly every major U.S. commercial airport and on 14 tollroads.